Mirati Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results and Recent Corporate Updates

SAN DIEGO – February 28, 2023 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a commercial stage biotechnology company, today announced financial results for the fourth quarter and full year of 2022 along with recent corporate updates.

“2022 was a momentous year for Mirati, culminating in the approval and launch of KRAZATI™ as a treatment for patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) with a KRASG12C mutation. We believe this is the first of several potentially best-in-class products on the horizon for Mirati,” said David Meek, chief executive officer, Mirati Therapeutics, Inc. “In addition to the approval of KRAZATI™ in 2022 we advanced MRTX1719 and MRTX0902 into clinical trials and filed an Investigational New Drug application for MRTX1133. These accomplishments bring us closer to realizing our vision to unlock the promise of a life beyond cancer. We look ahead to 2023 with excitement as the company enters a new phase of commercialization from a strong financial position.”

Pipeline Updates

Adagrasib (Potent and selective KRASG12C inhibitor)

•In December 2022, the Company announced the U.S. Food and Drug Administration (FDA) granted accelerated approval of KRAZATI™ (adagrasib), a targeted treatment option for adult patients with KRASG12C-mutated locally advanced or metastatic NSCLC who have received at least one prior systemic therapy.

•In December 2022, the Company announced the FDA granted Breakthrough Therapy Designation (BTD) for adagrasib in combination with cetuximab in patients with KRASG12C-mutated advanced colorectal cancer (CRC) whose cancer has progressed following prior treatment with chemotherapy and an anti-VEGF therapy. The New England Journal of Medicine published these findings, which demonstrate promising clinical activity and a favorable tolerability profile. Based on recent FDA discussions, the Company expects to move forward with an application for Accelerated Approval in third-line or later KRASG12C-mutated advanced CRC.

•In December 2022, the Company announced preliminary results from the KRYSTAL-7 Phase 2 study and KRYSTAL-1 Phase 1b cohort evaluating adagrasib concurrently combined with pembrolizumab in patients for the treatment of first-line NSCLC harboring a KRASG12C mutation at the 2022 European Society for Medical Oncology (ESMO) Immuno-Oncology Annual Congress. The data demonstrated the combinability of KRAZATI™ with pembrolizumab as well as initial promising clinical activity.

•In November 2022, the Company announced a clinical study collaboration and supply agreement with Incyte to evaluate the combination of adagrasib and INCB099280, an oral PD1 inhibitor, in patients with KRASG12C-mutant solid tumors.

•In October 2022, the Company announced a clinical collaboration with Aadi Bioscience to evaluate the combination of adagrasib and nab-sirolimus, an mTOR inhibitor complexed with human albumin, in KRASG12C-mutant NSCLC and other solid tumors.

Sitravatinib (Potent TAM receptor inhibitor)

•The Company expects to provide topline final overall survival results from the global, registration-enabling Phase 3 SAPPHIRE study evaluating sitravatinib plus nivolumab (OPDIVO®)1 in second or third line non-squamous NSCLC in the second quarter of 2023.

MRTX1719 (MTA cooperative PRMT5 inhibitor)

•A Phase 1/2 clinical study to evaluate MRTX1719, an MTA cooperative PRMT5 inhibitor, in patients with solid tumors harboring MTAP-gene deletions is ongoing. The study continues to enroll, and the Company expects to share the initial clinical data in the second half of 2023.

MRTX0902 (Potent SOS1 inhibitor)

•The Company initiated a Phase 1/2 clinical study initially evaluating MRTX0902, a selective KRAS signal modifying SOS1 inhibitor, in an escalating dose cohort as a monotherapy and expects to initiate dose escalation cohorts combining MRTX0902 and adagrasib in the second half of 2023.

MRTX1133 (Potent and selective KRASG12D inhibitor)

•In December 2022, the Company submitted the IND application for MRTX1133, a potent and selective KRASG12D inhibitor, which was cleared by the FDA in January 2023. The Company initiated a Phase 1/2 clinical study in February 2023 with plans for multiple expansion cohorts in pancreatic, colorectal, lung and other tumor types with KRASG12D mutations.

Recent Corporate Updates

•In November 2022, the Company announced the appointment of Alan Sandler, M.D., as Chief Medical Officer and the planned retirement of Charles Baum, M.D., Ph.D., president, founder and head of research and development in the second quarter of 2023.

•The Company published the 2022 Corporate Sustainability Report, the Company’s second annual report, which provides information describing investments and resources based on the biotechnology and pharmaceuticals framework of the Sustainability Accounting Standards Board.

Fourth Quarter and Full-Year 2022 Financial Results

•Cash, cash equivalents, and short-term investments of approximately $1.1 billion as of December 31, 2022.

•Net product revenue for both the fourth quarter 2022 and the twelve months ended December 31, 2022 was $0.7 million and was driven by sales of KRAZATI™, which received approval by the FDA and launched commercially in the U.S. in December 2022. There was no product revenue for the same periods in 2021.

•License and collaboration revenue for the fourth quarter 2022 was $0.2 million, compared to $0.3 million for the same period in 2021. License and collaboration revenues for the twelve months ended December 31, 2022 were $11.7 million, primarily driven by milestone payments received from Zai Lab in connection with the initiation of pivotal clinical studies of adagrasib for the first and second indications in the Zai Lab designated territories during 2022. This compares to license and collaboration revenues of $72.1 million for the same period in 2021, primarily driven by $66.6 million of revenue associated with the transfer of the license and know-how of adagrasib as part of our agreement with Zai

Lab, and a $5.0 million milestone payment from BeiGene, associated with the start of the first pivotal sitravatinib clinical study in the BeiGene designated territories.

•Cost of product revenue for both the fourth quarter 2022 and the twelve months ended December 31, 2022 was $0.6 million and was primarily due to non-recurring, launch-related product distribution costs for KRAZATI™ following FDA approval in December 2022. There was no cost of product revenue for the same periods in 2021.

•Research and development expenses for the fourth quarter 2022 were $141.2 million, compared to $153.8 million for the same period in 2021. Research and development expenses for the twelve months ended December 31, 2022 were $531.6 million, compared to $508.6 million for the same period in 2021. The decrease in research and development expenses for the fourth quarter 2022 compared to the same period in 2021 was primarily due to the manufacturing costs incurred in 2021 to support our New Drug Application (NDA) and commercial launch, partially offset by an increase in headcount-related costs, including share-based compensation and salaries, due to the growth of our headcount to support our growing portfolio. The increase in research and development expenses for the twelve months ended December 31, 2022 compared to the same period in 2021 was primarily driven by an increase in development costs to advance our preclinical and clinical development programs, and an increase in headcount-related costs, including share-based compensation and salaries, offset primarily by a reduction in manufacturing costs for adagrasib to support our NDA and commercial launch. The Company recognized research and development-related share-based compensation expenses of $36.2 million during the fourth quarter 2022, compared to $21.8 million for the same period in 2021, and $113.5 million during the twelve months ended December 31, 2022, compared to $68.5 million for the same period in 2021.

•Selling, general and administrative expenses for the fourth quarter 2022 were $70.8 million, compared to $43.5 million for the same period in 2021. Selling, general and administrative expenses for the twelve months ended December 31, 2022 were $239.8 million, compared to $136.7 million for the same period in 2021. The increases were primarily due to an increase in headcount-related costs, including share-based compensation and salaries, and commercial readiness costs as we prepared for the commercial launch of KRAZATI™. The Company recognized selling, general and administrative-related share-based compensation expenses of $25.4 million in the fourth quarter 2022, compared to $12.1 million for the same period in 2021, and $72.6 million during the twelve months ended December 31, 2022, compared to $45.0 million for the same period in 2021.

•Net loss for the fourth quarter 2022 was $202.5 million, or $3.51 per share basic and diluted, compared to a net loss of $199.6 million, or $3.72 per share basic and diluted for the same period in 2021. Net loss for the twelve months ended December 31, 2022 was $740.9 million, or $13.18 per share basic and diluted, compared to a net loss of $581.8 million, or $11.21 per share basic and diluted for the same period in 2021.

Conference Call Information

There will be a conference call on February 28, 2023 at 4:30 p.m. ET / 1:30 p.m. PT during which company executives will review financial information for the fourth quarter and full year of 2022 and provide corporate updates.

Investors and the general public are invited to listen to a live webcast of the call at the “Investors and Media” section on Mirati.com or by dialing the U.S. toll free +1 773-305-6853 or international +1 888-394-8218, confirmation code: 2312901.

A replay of the call will be available approximately 2 hours after the event has ended at the same website.

About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a commercial stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati's vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn, and Facebook.

Forward Looking Statements

This press release includes forward-looking statements regarding Mirati’s business, financial guidance and the therapeutic and commercial potential of KRAZATI™ (adagrasib), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA-cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), and MRTX1133 (selective KRASG12D inhibitor), Mirati’s technologies and Mirati’s other products in development. Any statement describing Mirati’s goals, expectations, intentions or beliefs, financial or other projections, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including those related to the impact COVID-19 could have on our business, and including those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such medicines.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s annual report on Form 10-K, and most recent Form 10-Q, which are on file with the Securities and Exchange Commission and available at the SEC’s Internet site (www.sec.gov). These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: ir@mirati.com

Media Relations: media@mirati.com

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1OPDIVO® (nivolumab) and the related logo are registered trademarks of Bristol-Myers Squibb Company

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash, cash equivalents and short-term investments	$1,083,837	$1,491,340
Accounts receivable, net	865	—
Inventory	3,020	—
Other current assets	21,239	16,643
Total current assets	1,108,961	1,507,983
Property and equipment, net	17,540	15,824
Intangible asset, net	14,914	—
Long-term investment	3,465	8,218
Right-of-use asset	36,122	37,680
Other long-term assets	21,645	19,049
Total assets	$1,202,647	$1,588,754

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$38,861	$35,163
Accrued liabilities	120,587	108,495
Total current liabilities	159,448	143,658
Lease liability	43,661	45,879
Other liabilities	3,022	2,179
Total liabilities	206,131	191,716

Shareholders’ equity	996,516	1,397,038

Total liabilities and shareholders’ equity	$1,202,647	$1,588,754

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(unaudited)
Revenue
Product revenue, net	$713	$—	$713	$—
License and collaboration revenues	221	299	11,723	72,092
Total revenue	934	299	12,436	72,092
Expenses
Cost of product revenue	600	—	600	—
Research and development	141,236	153,839	531,627	508,594
Selling, general and administrative	70,821	43,535	239,798	136,679
Total operating expenses	212,657	197,374	772,025	645,273
Loss from operations	(211,723)	(197,075)	(759,589)	(573,181)
Other income (expense), net	9,502	(2,545)	19,230	(5,304)
Loss before income taxes	(202,221)	(199,620)	(740,359)	(578,485)
Income tax expense	254	—	508	3,299
Net loss	$(202,475)	$(199,620)	$(740,867)	$(581,784)
Foreign currency translation adjustment	(78)	—	(9,563)	—
Unrealized gain (loss) on available-for-sale investments	2,488	(527)	(3,224)	(691)
Comprehensive loss	$(200,065)	$(200,147)	$(753,654)	$(582,475)
Net loss per share, basic and diluted	$(3.51)	$(3.72)	$(13.18)	$(11.21)
Weighted average common shares outstanding, basic and diluted	57,672	53,615	56,232	51,883